Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated April 25, 2023, of Bullfrog AI Holdings, Inc., relating to the consolidated audit of the consolidated financial statements for the periods ending December 31, 2022 and 2021, and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas

January 29, 2024